Exhibit 10.2

FORM OF DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2025 (the “Execution Date”) by and between MetroCity Bankshares, Inc., a Georgia corporation (“Buyer”), and _____________, an individual resident of the State of Georgia (the “Undersigned”). Terms with their initial letters capitalized and not otherwise defined herein have the meanings given to them in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, the Undersigned is a director of First IC Corporation, a Georgia corporation (“Company”), and/or First IC Bank, a Georgia state-chartered bank and wholly-owned subsidiary of Company (“Company Bank”);

WHEREAS, concurrently with the execution of this Agreement, Buyer, Metro City Bank, a Georgia state-chartered bank and wholly-owned subsidiary of Buyer (“Buyer Bank”), Company and Company Bank are entering into an Agreement and Plan of Reorganization (as may be subsequently amended or modified, the “Reorganization Agreement”), pursuant to which Company shall merge with and into Buyer, with Buyer surviving the merger (the “Merger”), and each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, and which further contemplates that Company Bank shall thereafter merge with and into Buyer Bank, with Buyer Bank surviving the merger, pursuant to a separate Plan of Bank Merger;

WHEREAS, the Undersigned, as a director of Company and/or Company Bank, as the case may be, has had access to certain Confidential Information (as defined below), including, without limitation, information concerning Company’s and Company Bank’s respective businesses and the relationships between Company and Company Bank, their respective Subsidiaries, vendors and customers, and Company’s and/or Company Bank’s status and relationship with peer institutions that compete with Buyer, Buyer Bank, Company and/or Company Bank, and has had access to trade secrets, customer goodwill and proprietary information of Company and/or Company Bank and their respective businesses that constitute a substantial asset to be acquired by Buyer and Buyer Bank; and

WHEREAS, the Undersigned recognizes that Buyer’s willingness to enter into the Reorganization Agreement is dependent on the Undersigned entering into this Agreement (including the anti-piracy/non-solicitation/non-competition covenants below) and, therefore, this Agreement is incident thereto.

NOW, THEREFORE, for good and valuable consideration contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             Director Support. During the term of this Agreement, the Undersigned agrees to use his or her best efforts to refrain from harming the goodwill and business relationships of (a) Company or Company Bank, their respective Subsidiaries, and their respective customer and client relationships prior to the Effective Time of the Merger, and (b) Buyer or Buyer Bank, their respective Subsidiaries, and their respective customer and client relationships after the Effective Time, each as subject to Section 3 below.

2.             Non-Disclosure Obligations. The Undersigned agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of Buyer, Buyer Bank, Company or Company Bank to third parties, or make any use thereof, directly or indirectly, except solely in their capacity as a director of Buyer, Buyer Bank, Company, or Company Bank (as the case may be) or except for any disclosure that is required by applicable law. The Undersigned also agrees that he or she shall deliver promptly to Buyer or Company at any time at its reasonable request, without retaining any copies, all documents and other material in the Undersigned’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of Buyer, Buyer Bank, Company or Company Bank, or Confidential Information or other information regarding third parties, learned in such person’s position as a director of Company or Company Bank, as applicable.

For purposes of this Agreement, “Confidential Information” means and includes Buyer’s, Buyer Bank’s, Company’s and Company Bank’s confidential and/or proprietary information and/or trade secrets, including those of their respective Subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business Affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for Buyer, Buyer Bank, Company, Company Bank or any of their respective Subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party; (b) was available to the disclosing party, prior to disclosure by Buyer, Buyer Bank, Company or Company Bank, as applicable, on a non-confidential basis from a source other than the Undersigned and is not known by the Undersigned to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (c) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement. The Undersigned acknowledges that Buyer’s, Buyer Bank’s, Company’s and Company Bank’s respective businesses are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by Buyer in the Merger and constitutes existing valuable, special and unique assets held by Company pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to Buyer.

3.             Non-Competition Obligations. The Undersigned agrees that, for the period beginning on the Execution Date and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Competition Period”), the Undersigned will not, except on behalf of or for the benefit of Company or Company Bank as a director of Company or Company Bank (as applicable) prior to the Effective Time, except for Buyer or Buyer Bank as a director of Buyer or Buyer Bank after the Effective Time (if applicable), or as set forth on Schedule A hereto, in any capacity, directly or indirectly:

(a)             compete or engage anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of Company Bank at the Effective Time (the “Market Area”) in a business as a federally insured depository institution;

(b)             either directly or indirectly, on Undersigned’s own behalf or in the service or on behalf of others, manage, operate, be employed or engaged by, or be a director of, any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or Governmental Body (each, a “Person”) engaging in a business that is the same, or essentially the same, as that of the Buyer, Buyer Bank, Company or Company Bank anywhere within the Market Area;

(c)             (i)  call on, service or solicit for competing business customers of Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates if, within the twelve (12) months before the Effective Time, the Undersigned had or made contact with the customer, or had access to information and files about the customer, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates and any such customer; or

(d)             call on, solicit or induce any employee of Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of service with Company or Company Bank (whether as an employee or a contractor) to terminate his or her employment from or contract with Buyer, Buyer Bank, Company or Company Bank or any of their respective Affiliates, or assist any other Person in such activities;

provided, however, that (A) prior to the Effective Time, the restrictions in this Section 3 shall not prohibit the Undersigned from taking any of the foregoing actions listed in Section 3 for the benefit of Company or Company Bank, and (B) after the Effective Time, the restrictions in the foregoing (c) and (d) will not prohibit the Undersigned from (i) the placement of any general solicitation for employment not specifically directed towards employees of any Buyer, Buyer Bank, Company or Company Bank or hiring any such person as a result thereof, or (ii) responding to inquiries made in response to a general solicitation for customers or employees or publicly advertised employment opportunities (including through employment agencies).

The Undersigned may not avoid the purpose and intent of this Section 3 by engaging in conduct within the Market Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications or other similar methods.

4.             Non-Competition Covenant Reasonable. The Undersigned acknowledges that the restrictions imposed by this Agreement are reasonable to protect Buyer’s acquisition of Company and the goodwill and business prospects thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of Company and/or Company Bank and the Undersigned’s relationship with the customers of Company and/or Company Bank. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he or she has and will have other means available to him or her for the pursuit of his or her livelihood after the Effective Time of the Merger.

5.             Injunctive Relief and Additional Remedies. The Undersigned acknowledges that the injury that would be suffered by Buyer or Company as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to Buyer or Company, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of Buyer and Company shall have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages and attorney’s fees, and, notwithstanding Buyer’s or Company’s, as the case may be, right to so seek damages, the Undersigned waives any defense that an adequate remedy for Buyer or Company, as the case may be, exists under law. If the Undersigned, on the one hand, or Buyer or Company, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

6.             Extension of Restrictive Covenant Period. In the event that Buyer or Company shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 by the Undersigned and Buyer or Company is successful on the merits of such lawsuit, then any time period set forth in this Agreement including the time periods set forth in Section 3, will be extended one month for each month the Undersigned was in breach of this Agreement, so that Buyer or Company, as the case may be, is provided the benefit of the full Non-Competition Period.

7.             Effectiveness of this Agreement; Termination. This Agreement shall become effective on the Execution Date and shall be automatically terminated two (2) years following the Effective Time. In addition, this Agreement shall automatically terminate and be of no further force or effect if (a) the Reorganization Agreement is not executed on or prior to the Execution Date, (b) the Reorganization Agreement (once executed) is terminated in accordance with its terms and the Merger does not occur, or (c) upon a Change in Control of Buyer. In the event of such termination, this Agreement will become null and void and neither Buyer nor Company nor their respective directors, officers, employees or stockholders will have any liability hereunder.

8.             Waiver; Amendment. The rights and remedies of the parties hereto are cumulative and not alternative. Any party may unilaterally waive a right which is solely applicable to it. Such action will be evidenced by a signed written notice. Neither the failure nor any delay in exercising any right, power or privilege under this Agreement by any party hereto will operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion will not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by each of the parties hereto.

9.             Notices. All notices, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by first class mail (postage prepaid) or sent by email, courier or personal delivery to the parties hereto at the following addresses unless by such notice a different address shall have been designated:

If to Buyer:

MetroCity Bankshares, Inc.

5114 Buford Highway NE

Doraville, Georgia 30340

Attention: Nack Y. Paek, Chairman and Chief Executive Officer

Email:         npaek@metrocitybank.bank

With a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Attention: Peter G. Weinstock

   Beth A. Whitaker

Email:        pweinstock@HuntonAK.com

   bwhitaker@HuntonAK.com

If to the Undersigned:

At the address set forth on the Undersigned’s signature page hereto.

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail, all notices sent by courier as provided above shall be deemed delivered one (1) day after being sent and all notices sent by email shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as provided herein. Notices permitted to be sent via email shall be deemed delivered only if sent to such persons at such email addresses as may be set forth in writing (and confirmation of receipt is received by the sending party).

10.             Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Buyer, Company and their respective successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Buyer, Company and any Person that acquires all or substantially all of the assets of Buyer or Company.

11.             Governing Law; Jurisdiction. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Georgia, without regard for conflict of laws. The parties (a) irrevocably and unconditionally consent and submit themselves to the jurisdiction of the Superior Court of Fulton County, Georgia, (b) agree that any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement will be filed in the Superior Court of Fulton County, Georgia, and (c) if and only if the Superior Court of Fulton County, Georgia lacks subject-matter jurisdiction over such action or proceeding, or any part thereof, that action or proceeding may be brought in the United States District Court for the Northern District of Georgia.

12.             Entire Agreement. This Agreement, together with the Reorganization Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to such subject matter contained herein. In the event of a conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

13.             No Third-Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

14.             Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any restriction in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intention of the parties hereto that the restrictions be reformed by such court in such a manner that protects the business and Confidential Information of Buyer, Buyer Bank, Company and Company Bank to the maximum extent permissible.

15.             Representation by Counsel; Interpretation. Each party hereto acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto.

16.             Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

17.             Counterparts. For the convenience of the parties hereto, this Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which shall constitute one and the same instrument. An email or electronic scan in “.pdf” format of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

METROCITY BANKSHARES, INC.

By:
Nack Y. Paek
Chairman and Chief Executive Officer

[Signature Page to Director Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

DIRECTOR

Name:

Address:

[Signature Page to Director Support Agreement]

SCHEDULE A

For avoidance of doubt, the parties acknowledge and agree that the restrictions set forth in this Agreement shall not apply to any of the following activities of the Undersigned:

1.	The provision of legal services by the Undersigned to any Person.

2.	The offer and sale of insurance products by the Undersigned to any Person.

3.	The provision of investment advisory and brokerage services by the Undersigned to any Person.

4.	The provision of private equity/venture capital financing by the Undersigned to any Person.

5.	The provision of accounting services by the Undersigned to any Person.

6.	The ownership of 5% or less of any class of securities of any Person.

7.	The provision of automobile financing in connection with the operation of auto dealerships.

8.	Obtaining banking-related services or products for entities owned or controlled by the Undersigned.

9.	Referrals of clients or obtaining banking-related services in connection with the conduct of real estate or mortgage broker businesses.

10.	Activities that are incidental to the Undersigned’s performance of his or her profession so long as such activities are not a scheme to circumvent the restrictions contained in this Agreement.

For the purposes of this agreement, “Change in Control of Buyer” means (a) any person or group of persons within the meaning of §13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner, directly or indirectly, of 50% or more of the outstanding voting securities of Buyer or Buyer Bank, or (b) individuals serving on the board of directors of Buyer as of the date of this Agreement cease for any reason to constitute at least a majority of the board of directors of Buyer.